LICENSING AGREEMENT

Made on August 13, 2002

By and between

Shanghai Broadband Network, a company incorporated under the laws of
P.R.China and having its offices at 10th Floor, 1399 Min Sheng Rd., Pudong, Shanghai,
P. R. China 200125 (hereinafter "LICENSEE"), on one part,

and

Q Group PLC, a company incorporated under the laws of Israel and having its offices at
5 Hagavish St., Kfar Saba 44641, ISRAEL (hereinafter "Q") on the other part.

Whereas Q declares that the QGROUP (as defined in Section 1) owns the copyrights and all intellectual propriety rights in the Products, as hereinafter defined, and

Whereas LICENSEE is a corporation that specializes in elearning projects in the Territory, as hereinafter defined, and

Whereas LICENSEE has examined the Products and found them satisfactory for use and for distributing in the Territory;

Both parties agree as follows:

1. Definitions

The following words shall have the meanings ascribed to them below:

QGROUP - shall mean all or one of the following companies: "The Q Group Plc.", "Q Multimedia B.V.", "Q Multimedia Ltd.", "Gessler Publishing Co Q US Inc.".

Products - shall mean the Quartet System and all its derivatives

Know-How - shall mean the valuable, confidential, proprietary information and all intellectual property rights of QGROUP, relating to the contents, workings, installation and implementation of the Products.

Trademarks - shall mean Q's trade names, characters and trademarks as described in Appendix C

Territory - shall mean areas/organizations/companies as specified in Appendix B.

Market Segment - Universities, Telecom CO's.

License Fee shall mean the amount, in US Dollars, payable to Q, for each user of Quartet.

Market - shall mean the right of LICENSEE to promote and offer the Products in the Native Language in the Territory. This Agreement does not include the right to manufacture, market, promote, distribute, sell and support any other language versions, any sequels or pre-sequels, any dedicated video game system versions, any on-line versions, any other computer versions, or any other mediums, formats or systems, other than the IBM-PC or compatible version of the Products, and the accompanying Products, in the Native Language, in the Territory.

2. Appointment

2.1. Q hereby appoints the LICENSEE as the exclusive distributor of the Products in the areas and establishments as per Appendix B for the period:

Period 1 - 13/08/2002 - 12/08/2004

Subject to section 7.5, this Agreement may be extended as follows:

Period 2 - 13/08/2004 - 12/08/2006

Subject to the terms of this Agreement, the Agreement may be extended for additional periods of one (1) calendar year each.

The LICENSEE hereby accepts said appointment.

2.2. For such above (as per section 2. 1) publication and sale of the Products, Q hereby grants the LICENSEE an exclusive license;

2.2.1 to use the Q Trademarks for the Products only;

2.2.2 to reproduce Products from master CDs provided by Q, to design and produce packaging of the CD-ROM version Products to be used in the           Territory which shall bear LICENSEE name as LICENSEE in addition to the name and logo of Q as copyright owner and. developer where applicable..

2.2.3 to sublicense the use of the Products to its customers, provided that Q's intellectual property rights in the Products are adequately protected. Without limitation of the foregoing, LICENSEE shall make the Q logo And copyright sign clearly visible on the CD and the packaging where Applicable.

2.2.4 to appoint sub-distributors for the sale of the Products in the Territory.

3. LICENSEE Rights and Obligations

LICENSEE shall have the following obligations:

3.1. LICENSEE shall be free to choose the distribution channels for the Products in the Territory. LICENSEE will do its best efforts to utilize all the possible          channels in the Territory in order to maximize the sales of the Products.

3.2. The right to distribute shall be exercised by LICENSEE, or by third parties authorized by LICENSEE. This shall have no effect on payment for license fees, as described in sections 6 and 7.

3.3. Reproduce the Products from Master CD's provided to him by Q. LICENSEE has the right to design the art-work of the face of the CD, provided Q's logo and copyright notice are clearly visible on the design as described in Appendix D. LICENSEE shall send the designs of the art-work of the face of The CD of the Products to Q, for approval, before printing.

3.4. Promote, market, advertise and provide after-sales support for the Products in the Territory and bear all expenses involved. All promotional and advertising materials of the Products that are prepared by the LICENSEE shall include Q's logo and copyright ownership notice in a clearly visible way. All such materials shall be sent by LICENSEE to Q before printing.

3.5. Design and reproduce packaging of the Products, provided Q's logo, characters and copyright ownership notice are clearly visible on the said packaging as described in Appendix D where applicable. LICENSEE shall send designs of all the packaging of the Products to Q, for approval, before printing.

3.6. If Q provides the LICENSEE with revised copies of any of the Products (hereinafter "Revised Products"), LICENSEE shall discontinue the sale of the current copies of such Products and commence sale of the respective Revised Products, LICENSEE shall have 60 days as a sell-off period for the current copies before launching the Revised Products.

3.7. LICENSEE has the choice to attach an indication of the legal situation of the Product (end-user license conditions) in electronic or printed form. LICENSEE may include . a registration card with the product. If LICENSEE decides to do this, and if statistical data can be derived from it, then LICENSEE shall provide this data to Q on request.

3.8. Translation / Localization

3.8.1. LICENSEE will be responsible for all the localization activities including all textual files in the localization kit and voice recordings.

3.8.2. Q will be responsible for integrating the localized text and recordings into the Products.

3.8.3. LICENSEE will deliver the localized text files and recordings within 7 days, and Q will deliver the integrated products for inspection within 3 weeks from receiving the material from LICENSEE.

3.8.4. LICENSEE will be responsible for approving the localization.

3.8.5. LICENSEE acknowledges that performing the localization process does not constitute any rights to the Products and/or to the localization and/or to the recordings and agrees to assign its copyright in the text and audio localizations to Q.

3.8.6. With regard to the localization process, LICENSEE and Q agree to the following: LICENSEE agrees to respond within 3 working days on all Q's requests regarding localization. For each working day that the LICENSEE causes a delay, either through lack of delivery of material, or failure to respond within 2 working days to a request by Q regarding localization, Q may delay the shipment of the masters of the Products by 3 (three) working days from the agreed schedule. Any delay caused by LICENSEE will not influence the payment schedule as described in section 7.

4. LICENSEE 's Sales Organization and Activities

LICENSEE undertakes and represents, for the promotion, sale and maintenance of the Products in the Territory, as follows:

4.1. To prepare yearly sales forecast reports. A yearly Sales Forecast Report shall be sent to Q by not later than I month before the end of the previous year with respect to the following year.

4.2. To provide end users with s port services at industry standards.

4.3. To advertise and promote the sale of products in the Territory by employing the wide array of means customarily employed by the LICENSEE in its activities for example: order forms, catalogues, etc.

4.4. To provide end users with support services at industry standards.

4.5. To report to Q, all suspected and actual problems with any Product encountered by LICENSEE and/or its customers.

4.6. Not to make any representations, warranties or guarantees to customers or to the trade with respect to the specifications, features or capabilities of the Products that are inconsistent with this Agreement or the literature provided by Q.

4.7. Bear any and all costs and expenses of its activities under this Agreement, including without limitation, costs of advertising, promotion, duplication of Products, designing, packaging, marketing, distribution, publication, support, etc.

4.8. To act in accordance with all applicable laws, regulations and provisions of the Territory.

4.9. Not to advertise and sub-license the Products outside the Territory. It is agreed that if LICENSEE wishes to exhibit the Products in international fairs taking place outside the Territory, the LICENSEE should request Q's prior written consent to such exhibition, and where Q's consent is obtained, the parties shall mutually agree upon the manner and terms of exhibition.

5. Q's Rights and Obligations

5.1. Q will provide LICENSEE all necessary technical and marketing data to enable LICENSEE to sell the Products in the Territory successfully.

5.2. To enable the LICENSEE to use Q's current design and art works of the packaging and CD art-work, Q will provide LICENSEE, with all the material required for such design.

5.3. Provide LICENSEE with updates and/or corrections of the Products if necessary, within a reasonable time. It is agreed by LICENSEE and Q that an online version of the Quartet will be finalized. If needed by market the current version will be upgraded following agreement regarding time scale and payment.

5.4. At Q's option and discretion, provide special adjustments of the Products to customer needs, at a charge and timetable to be agreed on a case by case basis by both parties.

5.5. Provide LICENSEE with telephone support, free of additional charge.

5.6. Q agrees to integrate into the Products a welcome screen tailored to LICENSEE's requirements. LICENSEE will provide Q with all artwork of the welcome screen, on a specified media according to Q's guidance. The welcome screen may be used only for the Products, and may not, under any conditions, in any way be used by Q for another product.

5.7. To ensure the full success of the project Q will supply a full training program for trainees in Shanghai Broadband Network. The trainin will be both pedagogical and technical, there will be a full week training in Shanghai Broadband Network for the benefit of Shanghai Broadband Network front and back office staff. The people trained during this period will be the trainers of the teachers and technicians of the corporations / institutes who will be the customers.

During the training, trainers will learn about the pedagogical aspects of the use of the software, the use of the software in class. Trainers will also work on a program for implementing the training with other teachers.

LICENSEES will determine who will be present during training from other organizations.

For this training Shanghai Broadband will bare costs of flights, Q will bare costs of lodging, per them and salary.

5.8 Efforts for the promotion of products will focus initially on the Network Collage of Fudan University (hereinafter NCFD) and The China Telecom Shanghai - The Education Center of Shanghai Online of Shanghai Information Industry Co. (ECSH)

5.9

5.9.1 Network Collage of Fudan University (NCFD) - University Campus

5.9.1.1 NCFD will have the Quartet under Fudan brand name and develop the following Trademark for it: 'Fudan General English' (FGE, to be confirmed)

5.9.1.2 The Quartet courses will be LAN (no home product - CD's).

5.9.1.3 LAN version in simplified Chinese to be ready end September (to be confirmed)

5.9.1.4 NCFD will produce and publish the books only for internal use in the form of 5 books 2 levels be combined in I book

5.9.1.5 NCFD will use FGE as its selective English leaming courses within its 5500 students from the Autumn Semester (starting from September of 2002)

5.9.1.6 NCFD will issue a diploma to the students who finish FGE 9.

5.9.1.7 Based on the result of the Selective English Leaming Courses introduced by NCFD to it's students, NCFD will introduce FGE to its newly enrolled students in year 2003 as required English Courses

5.9.1.8 Based on the result of the Selective English Leaminc, courses introduced by NCFD to it's students, Fudan will introduce FGE to a selective group of students in the general university in year 2003.

5.9.1.9 Volume: 500 to 1500 in 2002 academic year, and all students of NCFD in 2003

5.9.1.10 1 Introductory CD for the system to be developed by LICENSEE.

5.9.2. Joint Program with NCFD and ECSH - English Training to the Public

5.9.2.1 A Joint Program of Three parties: LICENSEE and Q, NCFD and ECSH

5.9.2.2 LICENSEE and Q will jointly provide web based Quartet content

5.9.2.3 NCFD will provide:

- Diploma

- Teachers

5.9.2.4 ECSH will provide

- IDC - multimedia server

- Multimedia classrooms

- Add on every POS of China Telecom Shanghai

- Banner publicity

- Other marketing and sales support

5.9.2.5 The student will get:

- Books and one introductory CD

- At least two hours classroom training weekly

- NCFD diploma - level one and level two

- Accreditation for Fudan University (to be confirmed)

5.9.2.6 Volume: 2,000 to 10,000 from 2002 to 2003

5.9.3 Requirements for Final Products

5.9.3.1 Requirements for NCFD

- LAN version - simplified Chinese

- Translation must fit the actual need of NCFD

- LMS in Chinese Language

- No any contents against Chinese couture, politics, ideology (jointly by LICENSEE and Q and Fudan)

- Finalized version must get the final approval of NCFD
Other reasonable requirement by NCFD (jointly agreed by LICENSEE and Q)

5.2 5.9.3.2 Requirements for ECSH

- Totally web version of simplified Chinese

- Translation must fit the actual need of NCFD/ECSH

- LMS in Chinese Language

- No any contents against Chinese couture, politics, ideology (jointly by LICENSEE/NCFD/ECSH).

- Finalized version must get the final approval of both NCFD/ECSH Billing system (prepaid card)

5. Flat Fee Royalties

During the initial phase of the contract defined as the "mutual corporation", LICENSEE shall pay Q the following Royalties as license fees. All prices are in US Dollars, and are net of any customs, levies, duties and taxes.

6.1. Payments by LICENSEE to Q shall be based on a royalty of:

For students of NCFD.......... USD 20

For students of ECSH............ no less than USD40

6.2. Payments by LICENSEE to Q shall be based on the actual number of employees / students using the Quartet system irrespective of whether the LICENSEE receives payment for such above sale and/or delivery.

6.3. LICENSEE shall be entitled to give out free of charge, a reasonable amount of copies of the Products for demonstration and sale promotion activities only, without paying license fees with respect thereto. LICENSEE will inform Q every quarter how many copies of the Products were used for promotion activities.

7. Payments

7.1. The above payments, and all payments hereto, will be wire transferred to Q's bank as described in Appendix C.

7.4. Bank transfers shall make any and all payments, by the LICENSEE, to Q's designated bank account In Israel(as described in Appendix D). Payments shall be made in US$ no later than 30 days after the end of each quarter. Without prejudice to any additional rights and/or remedies to which Q may be entitled under this Agreement and/or the law, LICENSEE shall bear and pay Q, in the event of late payments, interest at the rate of LIBOR + 5% per year.

7.5. All payments due to Q under this Agreement, are net, exclusive of any and all taxes, customs, duties, VAT and levies, including but not limited to taxes to be withheld under the laws of the Territory and any other payments of any kind. Q confirms that there are no taxes, customs, duties, VAT or any other payments levied upon Q under P.R.China law and for which LICENSEE is responsible under this Agreement.

8. Reports

8.1. Starting at the execution date of this Agreement, LICENSEE will submit to Q a quarterly report ending on March 3 1, June 30, Sep. 31 and Dec. 3 1, detailing the information described below, regarding the past 3 months. The report will be submitted within 30 (thirty) days from the end of each quarter. The reports will be confirmed by LICENSEE's auditors once every calendar year.

8.2 The reports are:

a) Number of Quartet courses sold.

b) Number of licenses of the Products delivered to named third parties (per title) less number of returns.

c) Actual RP per course.

d) Amounts due to Q (multiplication of the delivered quantity by the corresponding Transfer Price)

8.4. At Q's request, to enable and allow Q's authorized certified public accountants, upon reasonable prior written notice, to examine at Licensee's place(s) of business LICENSEE 's books and records of LICENSEE insofar as they relate to the sales reports mentioned in section 8.1 and 8.2 above and to the license fees payable under this Agreement. The audit shall be at Q's expense, only if the deviation from the reports is below 5%, and shall occur if necessary, once during the first period, and no more than once every period thereafter.

9. Proprietary Rights and Ownership

9.1. LICENSEE acknowledges that some information on the Products and the Know-How are confidential and of great value to Q. LICENSEE will not permit any third party individual, entity, firm or corporation to have access to such confidential material, gratuitously or otherwise, unless such person, firm or corporation has agreed to protect such confidential material and Q is notified in advance and in writing of LICENSEE's intent to permit such third LICENSEEccess.

9.2. LICENSEE shall take reasonable efforts to protect Q's copyrights in the Products in the Territory and to advise Q immediately about any attempt to infringe said rights that has come to his attention.

9.3. No title to or ownership of any copyright or other proprietary rights of Q in the Products is acquired by LICENSEE thereunder, nor is any proprietary technology acquired by or transferred to LICENSEE. Notwithstanding any provision of this Agreement to the contrary, Q owns and retains all title and ownership of all rights in Q marks and all intellectual property rights in the Products and/or any part thereof and in all modifications to and derivative works from the Products made by LICENSEE, Q or any third party.

9.4. LICENSEE agrees not to reverse engineer, de-compile, reverse compile, alter, modify, copy, remove or perform any similar type of operation on any Product.

LICENSEE also agrees that any such works, whether or not properly authorized thereunder, are derivative works and as such are the sole and exclusive property of Q.

9.5. Q shall have the right to assign this Agreement, and all rights and obligations under it, to any party, at Q's own discretion without the LICENSEE's prior consent, provided that with respect to any assignment resulting in the assignee's subsequent performance of Q's obligations, the assignee shall expressly assume and agree to perform such obligations. LICENSEE has the right to assign any of its rights or obligations under this Agreement with a formal written notice to Q, baring that the assigned party will take upon itself all obligations and rights of the transferring party.

10. Confidentiality

During the term of this Agreement, certain information, including the contents of this Agreement, shall be disclosed by Q to LICENSEE concerning the Products which is the confidential and proprietary information of Q, and not generally known to the public (hereinafter "Confidential Information") and activities and other information of LICENSEE, which are the confidential and proprietary information of LICENSEE and not generally known to the public (hereinafter "confidential information"). LICENSEE and Q agree that during and after the term of this Agreement, it will not use the Confidential Information or disclose it to any third party, except to its authorized employees and independent contractors having a need to know in order to allow LICENSEE to perform under this Agreement. LICENSEE shall assure that such employees and independent contractors use the Confidential Information only as permitted by this Agreement and take all reasonable precautions to prevent disclosure to third parties.

11. Term and Termination

11.1. This Agreement, unless extended or terminated as provided in this agreement, shall remain in effect until 31/07/2008, subject to the terms and conditions as specified in this Agreement.

11.2. In the event that LICENSEE shall be in default of payment under this agreement, other than on account of a material breach by Q, and if the default has not been remedied within fourteen (14) days after the date of notice in writing of such default, Q may terminate this Agreement by fourteen (14) days written notice.

11.3. Either party may terminate this Agreement, upon thirty (30) days prior written notice to the other party if the other party materially breaches this Agreement and does not cure such breach within fourteen (14) days.

11.4. Any sub licenses granted by LICENSEE under this Agreement shall provide for assignment to Q upon Q's request of LICENSEE's interest therein upon termination of this Agreement.

11.5. Upon termination, a final report shall be submitted by LICENSEE and any royalty or other payments due to Q become immediately payable.

11.6. In case of termination for any reason whatsoever, LICENSEE will cease immediately all reproduction and marketing activities in the Territory and return to Q the Masters delivered to him under this Agreement by Q.

11.7. LICENSEE acknowledges it has considered the possibility of expenditures necessary in preparing for performance of this Agreement and the possible losses and damage incident thereto in the event of termination. Q shall not be liable to LICENSEE for indirect, incidental or consequential damages including but not limited to loss of profits or other economic loss, by reason of the lawful termination of this Agreement at any time.

11.8. For the avoidance of doubt, termination shall not affect rights granted under an end-user license

12. Limitation Of Liability

12.1. Q's sole warranty is with respect to the Master CDs to be supplied to the LICENSEE and said warranty is that the material included in the Master CDs supplied to LICENSEE shall operate and perform in accordance with the user documentation provided by Q, provided that:

(i) The Products have at all times been used properly and in accordance with the instructions for use;

(ii) No alteration, modification or addition has been made to the Products without Q's prior written consent; and

(ii) Q has been notified promptly of the alleged error or malfunction.

(iv) The error and/or malfunction are not a result of acts performed by the LICENSEE in the performance of this Agreement.

12.2. In the event that the Products do not perform in accordance with the warranty as provided in Section 12.1 above, Q's only obligation shall be correct the error or malfunction provided, however, that the error and/or malfunction result directly and exclusively from the software contained in the Products and not from any other related components required for the use and/or operation of the Products, such as the platform on which the Products run and/or the operating system and/or any other component which is not provided by Q.

12.3. LICENSEE refrain from giving any customers, directly or indirectly, any warranty which is inconsistent with the provisions of Sections 12.1-12.2 above, except as directed by the law of the Territory. LICENSEE is not authorized to make any warranty commitment on Q's behalf, whether written or oral, other than those contained herein.

12.4. No other warranty is expressed or implied. Q specifically disclaims the implied warranties of merchantability and/or fitness for a particular purpose. The remedies provided in this Agreement are LICENSEE 's sole remedies. Q will not be liable for any direct, indirect, special, incidental or consequential damages, whether based in contract, tort or other legal theory.

12.5. Q represents and warrants that it either owns the software contained in the Products, user documentation and any other materials subject to license under this Agreement, or is fully entitled in law to grant LICENSEE the licenses under this Agreement.

12.6. LICENSEE shall indemnify and hold Q harmless against all liabilities, claims, demands, suits or actions which may be asserted against Q where those are within, or result from, LICENSEE's responsibilities under this agreement or LICENSEE's performance of its obligations, under this Agreement, including without limitation, copying of the master CDs, packaging, advertising, marking, distribution and licensing of the Products.

12.7. Q agrees to indemnify, defend and hold harmless LICENSEE from any and all claims, liabilities, losses or damages suffered by LICENSEE due to a third party claim that the software contained in the Products or user documentation infringes a trademark, trade name, service mark, copyright or other proprietary right owned by a third party, and that the Products licensed are not defamatory to any person, and that there are no present or prospective claims or litigation that could impair, diminish or infringe the rights granted to the LICENSEE in this Agreement, provided, however, that the LICENSEE gives Q prompt written notice of such claim or suspected claim, upon the first instance that any information relating thereto reaches the attention of the LICENSEE, and further provided that the LICENSEE tenders the defense of any such claim to Q and provides Q with full cooperation for the defense of same. Q shall have the right to:

(1) procure the right for LICENSEE to continue to use the infringing materials for the same terms and conditions as laid down in this Agreement; or

(2) modify the infringing materials to eliminate the infringement; or

(3) replace the infringing materials with non infringing items provided the modified version equally serves the contractual purposes.

13. General

13.1. Headings: The headings of the sections of this Agreement are inserted for ease of reference only and are not intended to be part of or to affect the meaning or interpretation of the Agreement.

13.2. Relationship of LICENSEE and Q: It is agreed and understood that the LICENSEE is not the agent or representative of Q. The LICENSEE has no power or authority to bind or contract in the name of or to create any liability attached to Q.

13.3. Force Majeure: Neither party shall be liable to the other-for damage, destruction, delay or any other matters of nature whatsoever arising out of war, rebellion, civil commotion, strikes, lock outs and industrial disputes, fire, explosion, earthquake, act of god, flood, drought or bad weather, the prerequisitioning or any other act of government.

13.4. Assignment: Subject only to the provisions of Section 9.5 above, this Agreement may not be transferred or assigned in any form by either Party without the prior written consent of the other Party given by a duly authorized representative. Any unauthorized transfer or assignment shall be void.

13.5. Law: This Agreement shall be governed in all respects in accordance with the laws of P.R.China. Any litigation will be submitted to the competent Chinese courts.

13.6. Waiver: Any failure or neglect by either party to enforce at any time any of the provisions hereof shall not be construed nor shall be deemed to be a waiver of the rights of such party hereunder nor in any way affect the validity of the whole or any part of this Agreement nor prejudice the right of either party to take subsequent action.

13.7. Severability: In the event that any term or condition or provision contained herein or in any Appendix hereto shall be determined to be invalid, unlawful or unenforceable to any extent the same shall be severed from the body of this Agreement and the remainder of which shall continue to be valid and enforceable to the fullest extent permitted by law.

13.8. Complete Agreement: This Agreement with its Appendices are the complete and exclusive statement of the Agreement between the parties, which supersedes all proposals or prior agreements, oral or written, and all other communications between the parties relating to the subject matter of this Agreement including any prior or existing distribution Agreement. No addition or modification of this Agreement shall be binding upon either party unless reduced in writing and duly executed by the parties to this Agreement.

13.9. The provisions of Sections 8, 9. 10, 12.5, and I-') of this Agreement shall survive termination of this Agreement.

In witness, the parties have signed this Agreement

For the LICENSEE
(who declares he/she
is authorized to do so)
Name: Yuguo Zhang
Title: Chairman & President
Signature: /s/ Yuguo Zhang
Date: Aug. 13. 2002

For Q
(who declares he/she
is authorized to do so)
Name: Alon Dulzin
Title: Sales Manager
Signature: Alon Dulzin

Appendix A - Products.

The products to be sold by SBN through the life of the contract will be:

Quartet
Kids Line
/s/ signed

Appendix B - Exclusivity

1. Party B will grant Party A two years exclusive rights (starting from the signing date of the Heads of Agreement between Party A and Party B) for marketing and selling Q Group products - Quartet, Kids Line to the following selective organizations/companies and areas and under the following conditions:

2. After a contract is signed between Party A and any one of the following organizations / companies

Renmin University - (including its Network College, and other colleges)

Foreign Trade and Economics University

Fudan University - (including its Network College, and other colleges)

Shanghai Jiao Tong University - (including its Network College, and other colleges)

East Chinese Normal University - (including its Network College, and other colleges)

Shanghai International Studies University - (including its Network College, and other colleges)

Chongqing University - (including its Network College, and other colleges)

Sichuan University - (including its Network College, and other colleges)

The Education Center of Shanghai Online of Shanghai Information Industry Co. - of shanghai telecom.

The General Foreign Language Testing Office of Shanghai

International Cooperation & exchanges, National Center for Education Technology, Ministry of Education P.R.china.

2.1 After two years exclusivity, if any one of above listed organizations or companies still have a contract with Party A and bring revenue to Party B, that specific organization/company will remain the exclusive client of Party A in respect to the specific Party B's product in the contract, i.e., Quartet Level 0 to Level 9.

3. After city scale contract is signed between Party A and any one of the following areas, in respect to the specific Party B's product in the contract.

Selective Areas

Shanghai City

Chongqing City

Tianjing City

Sichuan Province

Yunnan Province

Zhejiang Province

Jiangsu Province

Shangdong Province

3.1 After two years exclusive right, if any one of above listed areas still have full city scale contract with Party A and bring revenue to Party B, that respective area will remain the exclusive client of Party A. in respect to the specific Party B's product in the contracts.

4. In the event of an established Joint Venture Entity between Party A and Party B, the exclusive right defined in this Appendix B - Exclusivity will be assigned to that Joint Venture Entity.

5. Party B is obligated that any new contracts and new Chinese partner(s) (other than Party A) in China will not be directly related to any exclusive organizations/companies and areas defined in this Appendix B - Exclusivity.

/s/ signed

Appendix C

Following are the names which are, with their associated logo/character, trademarks of Q

1.          Q TM          3.          TM         5.          TM

2.          TM         4.          TM         6.          TM

Appendix D

Following are the bank details of Q:

Bank Name	Discount Bank
Account Name	Q Multimedia
Account Number	41424 Swift IDBLILITXXX
Branch Name	Tel Aviv
Branch Number	199
City & Country	Tel-Aviv, Israel